Contact: John E. Panning
Chief Financial Officer
1.800.2GEVITY (1.800.243.8489), x4618
john.panning@gevityhr.com

GEVITY HR REPORTS 2002 EARNINGS OF $0.22 PER SHARE;

CONFIRMS EARNINGS GROWTH PROJECTIONS FOR 2003

Successful Implementation of Key Initiatives Propels Profitable Growth

BRADENTON, FL, March 6, 2003 — Gevity HR® (NASDAQ: GVHR) announced today earnings per share of $0.06 for the fourth quarter ended December 31, 2002, and full year 2002 earnings results of $0.22 per share, in line with previously issued forecasts.

Reflecting the adoption, as previously announced, of a new revenue recognition policy, reported revenues for the fourth quarter of 2002 were $96.2 million as compared with $85.5 million in the fourth quarter of 2001. For the full year 2002, revenues increased by 12.6% to $374.7 million from $332.8 million. Under the company’s new “net revenue” reporting, the salaries, wages and certain payroll taxes of worksite employees are no longer recognized as revenue components. The Company will provide comparative financial information within its future public filings and disclosures.

In the fourth quarter of 2002 the company reported earnings of $1.3 million, or $0.06 per share, compared with a year ago loss in the period of $1.3 million, or $0.06 per share. Operating expenses decreased 20.2% in the 2002 fourth quarter as compared to the fourth quarter of 2001. For the full year, earnings grew to $4.7 million, or $0.22 per share, compared to a loss of $15.6 million, or $0.76 per share in 2001.

Other key indicators of the success of the variety of new initiatives undertaken during 2002 to advance the Company’s profitable growth included the following:

•	An expansion and improvement of the delivery of services to clients as gross profit per paid worksite employee increased 12.8% while operating expenses per paid worksite employee were reduced 7.8%;

•	Implementation of administrative fee increases for clients;

•	A successful shift in the Company’s client base to 80% white and gray collar;

•	Growth of average wages per paid worksite employee;

•	Establishment of a dynamic partnership with AIG; and

•	Further improvement of workers’ compensation risk metrics.

While a major focus of the Company in 2002 has been on improving gross profit per paid worksite employee and on operating expense control, other steps taken to increase revenues, include:

•	Appointment of Robert Minkhorst, a seasoned executive, as Senior Vice President of Marketing and Sales;

•	A further enhancement of the sales force by building a better trained cadre focused on the needs of clients; and

press release

•	Restructuring sales regions and territories to improve productivity.

Erik Vonk, Chairman and CEO of Gevity HR, concluded, “The financial results for 2002 reflect the positive transformation of the business that began last year.” He added, “Our continuing emphasis on expanding and upgrading our service offerings will produce a further improvement in results in 2003, with earnings – as we previously announced – anticipated to grow in excess of 50% to at least $0.35 per share.”

The company will discuss fourth quarter 2002 results during a live conference call and webcast on Thursday, March 6, 2003 at 10:30 a.m. Eastern time. You are invited to listen and participate in the call with Gevity HR’s Chairman and Chief Executive Officer, Erik Vonk, and Chief Financial Officer, John E. Panning.

To participate in the call, dial 888-243-0813 and ask for conference call #71779. Allow five to ten minutes before 10:30 a.m. Eastern time to secure the line. To listen to the call via the Web, log on at http://www.firstcallevents.com/service/ajwz374018476gf12.html. Allow five to ten minutes before 10:30 a.m. Eastern time to register. (Minimum requirements to listen to broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8 Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to isproducers@prnewswire.com.) If you are unable to listen to the live call, audio will be archived on the Gevity HR website. To access the replay, click on www.gevityhr.com. Approximately one week after the call, a transcript of this conference call will also be available on the company’s web site.

As the nation’s leading provider of outsourced HR solutions, Gevity HR helps businesses find, develop and manage their people, retain their best employees, manage the paperwork, and protect their businesses. These services are provided through specific offerings, such as recruiting assistance, training, benefits administration, payroll processing and related paperwork management, and legal compliance.

Gevity HR’s business solutions are delivered through expert personal consultation and leading-edge technology, embodied in Gevity HR Centralsm, an online payroll and HR community designed for business owners, managers, and employees. This industry-leading web portal reduces administrative burdens, maximizes employee productivity, and helps businesses be more efficient and profitable.

Gevity HR was recognized by Information Week for a third year in a row as a leading information technology innovator in business services and consulting. The company was also awarded a ComputerWorld Smithsonian Honors Award for extraordinary utilization of technology.

A copy of this press release can be found on the company’s web site at www.gevityhr.com.

NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Gevity HR, Inc. (the “Company”) to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: (i) the decision to no longer sell the Company’s services to clients in the construction industry as well as certain other high risk industries and to sell its services only to clients in lower risk industries; (ii) increased volatility of costs of workers’ compensation coverage and unemployment taxes; (iii) increased volatility of press release

costs of workers’ compensation coverage and unemployment taxes; (iii) increased volatility of profit generated from the workers’ compensation component of the Company’s service offering under the Company’s loss sensitive workers’ compensation programs; (iv) the uncertainties relating to the surety bond market and collateralization requirements related to the Company’s medical benefit plan plans and workers’ compensation programs; (v) uncertainties as to the availability or renewal of workers’ compensation insurance coverage and medical benefit plan coverage; (vi) the decision to provide unbundled payroll and human resource management services and systems to clients; (vii) the potential for additional subsidies for medical benefit plans; (viii) possible adverse application of certain federal and state laws and the possible enactment of unfavorable laws or regulation; (ix) litigation and other claims against the Company and its clients including the impact of such claims on the cost of insurance coverage; (x) impact of competition from existing and new professional employer organizations; (xi) risks associated with expansion into additional states where the Company does not have a presence or significant market penetration; (xii) risks associated with the Company’s dependence on key vendors and the ability to obtain benefit contracts for the Company’s worksite employees; (xiii) an unfavorable determination by the IRS or Department of Labor regarding the status of the Company as an “employer”; (xiv) the possibility of client attrition due to the decision not to sell services to clients in selected industries and to reprice its services for certain clients; (xv) risks associated with geographic market concentration; (xvi) the financial condition of clients; (xvii) the failure to properly manage growth and successfully integrate acquired companies and operations; (xviii) risks associated with new service offerings to clients; and (xix) other factors which are described in further detail in this press release and filings by the Company with the Securities and Exchange Commission.

- more -

press release

GEVITY HR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS — NET REPORTING

	For the three months		For the twelve months
	ended December 31,		ended December 31,

	2001	2002	2001	2002

	(in thousands, except per share data)
	(unaudited)
Revenues	$85,506	$96,203	$332,828	$374,654
Cost of services	61,476	73,503	261,843	284,130

Gross profit	24,030	22,700	70,985	90,524

Operating expenses:
Salaries, wages, and commissions	15,549	12,603	61,759	52,341
Other general and administrative	8,099	6,592	29,252	25,091
Depreciation and amortization	3,050	2,106	9,262	8,116

Total operating expenses	26,698	21,301	100,273	85,548

Operating (loss) income	(2,668)	1,399	(29,288)	4,976
Interest income, net	530	510	3,291	1,986
Other non-operating income (expense)	4	11	(8)	126

(Loss) income before income taxes	(2,134)	1,920	(26,005)	7,088
Income tax (benefit) provision	(831)	594	(10,402)	2,351

Net (loss) income	$(1,303)	$1,326	$(15,603)	$4,737

Net (loss) income per share
- Basic	$(0.06)	$0.06	$(0.76)	$0.23
- Diluted	$(0.06)	$0.06	$(0.76)	$0.22

Weighted average shares outstanding
- Basic	20,566	20,761	20,606	20,722
- Diluted	20,566	21,175	20,612	21,074

press release

GEVITY HR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS — GROSS REPORTING

The Company has changed its reporting revenues to a net basis. The gross revenue reporting information below is presented for comparison purposes only.

	For the three months		For the twelve months
	ended December 31,		ended December 31,

	2001	2002	2001	2002

	(in thousands, except per share data, unaudited)
Revenues	$842,130	$921,082	$3,180,003	$3,404,279

Cost of services:
Salaries, wages and payroll taxes	772,595	845,631	2,905,252	3,107,683
Benefits, workers’ compensation, state unemployment taxes and other costs	45,505	52,751	203,766	206,072

Total cost of services	818,100	898,382	3,109,018	3,313,755

Gross profit	24,030	22,700	70,985	90,524

Operating expenses:
Salaries, wages, and commissions	15,549	12,603	61,759	52,341
Other general and administrative	8,099	6,592	29,252	25,091
Depreciation and amortization	3,050	2,106	9,262	8,116

Total operating expenses	26,698	21,301	100,273	85,548

Operating (loss) income	(2,668)	1,399	(29,288)	4,976
Interest income, net	530	510	3,291	1,986
Other non-operating income (expense)	4	11	(8)	126

(Loss) income before income taxes	(2,134)	1,920	(26,005)	7,088
Income tax (benefit) provision	(831)	594	(10,402)	2,351

Net (loss) income	$(1,303)	$1,326	$(15,603)	$4,737

Net (loss) income per share
- Basic	$(0.06)	$0.06	$(0.76)	$0.23
- Diluted	$(0.06)	$0.06	$(0.76)	$0.22

Weighted average shares outstanding
- Basic	20,566	20,761	20,606	20,722
- Diluted	20,566	21,175	20,612	21,074

press release

GEVITY HR, INC.

SELECTED BALANCE SHEET ITEMS
(in thousands)

	As of	As of
	December 31, 2001	December 31, 2002
	(audited)	(unaudited)

Cash and cash equivalents, certificates of deposit, restricted and marketable securities	$92,892	$126,223
Accounts receivable from unbilled revenues	69,145	84,025
Accounts receivable (billed, net of allowance for doubtful accounts)	9,931	3,277
Property and equipment, net	23,646	16,398
Total assets	219,903	265,535
Accrued workers’ compensation insurance premium — Short-term	14,869	13,725
Accrued workers’ compensation insurance premium — Long-term	47,048	60,672
Total liabilities	162,392	206,930
Debt	—	—
Shareholders’ equity	57,511	58,605

press release

GEVITY HR, INC

STATISTICAL DATA

	4th Quarter 2001	4th Quarter 2002	Percentage Change

Active worksite employees at period end	111,910	99,408	(11.2%)
Clients at period end	8,040	7,258	(9.7%)
Worksite employees/clients at period end	13.9	13.7	(1.6%)
Average number of worksite employees paid by month	102,284	96,730	(5.4%)
Annualized average wage per paid worksite employee	$28,218	$32,756	16.1%
Workers’ compensation billing per hundred dollars of total wage	$4.00	$3.04	(24.0%)
Annualized total gross profit per paid worksite employee	$940	$939	(.1%)
Annualized operating expense excluding depreciation and amortization per paid worksite employee	$925	$794	(14.2%)
Annualized depreciation and amortization per paid worksite employee	$119	$87	(26.9%)
Annualized operating (loss)/income per paid worksite employee	$(104)	$58	nm

press release

GEVITY HR, INC

STATISTICAL DATA

	Year-end 2001	Year-end 2002	Percentage Change

Active worksite employees at
period end	111,910	99,408	(11.2%)
Clients at period end	8,040	7,258	(9.7%)
Worksite employees/clients at
period end	13.9	13.7	(1.6%)
Average number of worksite
employees paid by month	104,852	96,741	(7.7%)
Annualized average wage per paid
worksite employee	$25,761	$29,924	16.2%
Workers’ compensation billing per
hundred dollars of total wage	$4.36	$3.32	(23.9%)
Annualized total gross profit per
paid worksite employee (normalized) *	$830	$936	12.8%
Annualized operating expense
excluding depreciation and amortization
per paid worksite employee	$868	$800	(7.8%)
Annualized depreciation and
amortization per paid worksite employee	$88	$84	(4.5%)
Annualized operating (loss) /
income per paid worksite employee (normalized)*	$(126)	$51	nm

*Annualized 2001 total gross profit per paid worksite employee and annualized 2001 operating loss per paid worksite employee, adjusted for the charge of $16.0 million related to 2000 workers’ compensation plan and health benefit plan subsidy.

press release